Exhibit 8.1
[Letterhead of J&A Garrigues, S.L.]
[•] [•]th, 2007

To:	Banco Bilbao Vizcaya Argentaria, S.A.
Plaza de San Nicolás, 4
48005 Bilbao
Spain

Ref:	Transaction between Banco Bilbao Vizcaya Argentaria,
S.A. and Compass Bancshares, Inc.
Dear Sirs,
We have acted as Spanish legal counsel to Banco Bilbao Vizcaya Argentaria, S.A. (“BBVA”), a corporation (sociedad anónima) organized under the laws of the Kingdom of Spain, in connection with the issuance by BBVA of 196,000,000 new ordinary shares (the “New Shares”) with a par value of €0.49 each, by means of non-monetary contributions and with the exclusion of the pre-emptive right of subscription of the shareholders of BBVA, to the shareholders of Compass Bancshares Inc. (“Compass”) in accordance with the transaction agreement dated February 16th, 2007, as described in the proxy statement / prospectus forming part of the registration statement on form F-4, registration nº 333-141813 (as amended through the date hereof, the “F-4 Registration Statement”) filed with the Securities and Exchange Commission.
1.	SCOPE

1.1	Documents examined

For the purposes of issuing this legal opinion, we have reviewed and examined originals or copies certified or otherwise identified to our satisfaction, of such records of BBVA and such other documents and certificates, and made such inquiries with officers of BBVA as we have deemed necessary as a basis for the opinions hereinafter expressed.

1.2	Limitations
a)	Our opinion is limited in all respects to the laws of Spain in force as of the date hereof.

[•] [•]th, 2007
b)	We do not express any opinion on the laws of any jurisdiction other than Spain, on public international law or on the rules of or promulgated under or by any treaty organization.

c)	Except where otherwise expressly stated in this opinion, we have not made any independent verification of any factual matters disclosed to us in the course of our examination for the purposes of rendering this opinion. We have relied as to factual matters on the documents and the information furnished to us by BBVA.
2.	ASSUMPTIONS

For the purposes of this opinion we have assumed that:
a)	All signatures and initials appearing in all documents examined in the course of our examination are genuine and such signatures are the signatures of the persons purported to have signed such documents; all documents submitted to us in the course of our examination as originals are authentic and complete and all documents submitted to us in the course of our examination as copies conform with authentic originals and are complete; and all documents examined in the course of our examination and dated prior to the date of this opinion remain in effect and unamended as of that date;

b)	That BBVA has submitted to us all its relevant corporate records and proceedings, that such records and proceedings are truthful transcriptions of the resolutions passed and that they are validly executed, convened and held;

c)	All information regarding matters of fact rendered to us by BBVA as well as (when appropriate) by governmental officials or public registries, is accurate and complete;

d)	There is nothing under any law (other than the laws of Spain) that affects our opinion; and

e)	The absence of fraud and the presence of good faith on the part of BBVA.
3.	OPINION

Based upon and subject to the scope and limitations, assumptions and qualifications set forth herein and subject to any documents or events not disclosed to us in the course of our examination, we are of the opinion that:

The statements under the heading “Spanish Tax Consequences” of the F-4 Registration Statement, in each case insofar as such statements constitute summaries of Spanish law, are true and accurate in all material respects.

[•] [•]th, 2007
4.	QUALIFICATIONS

This opinion is subject to the following qualification:
a)	Our opinion is subject to the effect of any applicable bankruptcy, temporary receivership, insolvency, reorganization, moratorium or any process affecting creditors rights generally, as well as to any principles of public policy (“orden público”).

b)	Some of the legal concepts are described in English terms and not in their original terms. Such concepts may not be exactly similar to the concepts described in English terms. This opinion may, therefore, only be relied upon with the express qualification that any issues of interpretation of legal concepts arising hereunder will be governed by Spanish law.
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This opinion is being furnished by us, as Spanish counsel to BBVA, to you as a supporting document in connection with the above referenced F-4 Registration Statement and is not to be used, circulated, quoted, relied upon or otherwise referred to for any purpose without our express prior written consent.
We hereby consent to the use of our name under the caption “Legal Matters” in the proxy statement / prospectus constituting part of the F-4 Registration Statement and to the filing of this opinion as an exhibit to the F-4 Registration Statement.
Yours faithfully,

J&A Garrigues, S.L.